UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TKB CRITICAL TECHNOLOGIES 1
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TKB Critical Technologies 1

400 Continental Blvd, Suite 600

El Segundo, CA 90245

SUPPLEMENT TO

PROXY STATEMENT DATED JUNE 15, 2023

FOR EXTRAORDINARY GENERAL MEETING

OF

TKB CRITICAL TECHNOLOGIES 1

Dear TKB Critical Technologies 1 Shareholder:

You have previously received definitive proxy materials dated June 15, 2023 (the “Proxy Statement”) in connection with the extraordinary general meeting of TKB Critical Technologies 1, a Cayman Islands exempted company (the “Company”, “we”, “us” or “our”), to be held on June 26, 2023 at 11:30 A.M., Eastern Time, at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, NY 10020.

The purpose of this document is to supplement the Proxy Statement with certain new and/or revised information (the “Proxy Supplement”). Except as specifically amended and supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Proxy Supplement, all references to the “proxy statement” are to the Proxy Statement as amended and supplemented by this Proxy Supplement. Capitalized terms used but not defined herein have the meanings given to them in the Proxy Statement.

Entry into Securities Transfer Agreement. In order to provide the Company with an increased likelihood to consummate a Business Combination, the Company’s Board of Directors has determined that it is in the best interest of the Company and its shareholders to enter into a Securities Transfer Agreement with CR Financial Holdings Inc., an affiliate of Roth Capital Group and Craig-Hallum Capital Group llc and certain of their affiliates (collectively, the “Buyers”). Pursuant to the Securities Transfer Agreement, dated June 25, 2023 (“Securities Transfer Agreement”), the Sponsor and each independent director of the Company (the “Directors”), will sell to Buyers an aggregate of 4,312,500 Ordinary Shares consisting of 4,237,500 Class A ordinary shares and 75,000 Class B ordinary shares and 8,062,500 private placement warrants for an aggregate purchase price of $1.00 (the “Transaction”). In connection with the Transaction, pursuant to the Securities Transfer Agreement, the current officers and certain directors of the Company will resign and Buyers will designate a new slate of officers and directors for the Company.

Conditioned on shareholder approval of the Extension Amendment Proposal and the implementation of the Extension, Buyers will contribute to the Company as a loan the lesser of (i) $60,000 and (ii) an aggregate amount equal to $0.03 multiplied by the number of Public Shares of the Company that are not redeemed in connection with the shareholder vote to approve the Extension, for each month of the Extension elected by Buyers.

The foregoing description of the Securities Purchase Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 26, 2023.

Termination of Business Combination Agreement. On June 25, 2023, the Company, Wejo Group Limited (“Wejo”), and the other parties to that certain business combination agreement, dated as of January 10, 2023 (as amended on March 27, 2023, the “Business Combination Agreement”), agreed to mutually terminate the Business Combination Agreement. The Mutual Termination Agreement, dated June 25, 2023, by and between the Company, Wejo and the other parties thereto, terminates the Business Combination Agreement pursuant to Section 7.1(a) thereof and includes mutual releases of the parties. No party will be required to pay a termination fee as a result of the mutual decision to terminate the Business Combination Agreement.

The foregoing description of the Mutual Termination Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on June 26, 2023.

Adjournment of Extraordinary General Meeting and Extension of Redemption Deadline. Due to the changes described above, the Company intends to open the Extraordinary General Meeting as scheduled on June 26, 2023, at 11:30 a.m. Eastern Time, and then immediately adjourn the Extraordinary General Meeting to June 28, 2023 at 11:30 a.m. Eastern Time. The adjourned meeting will be held at the offices of White & Case LLP, located at 1221 Avenue of the Americas, New York, NY 10020.

Because the Company intends to adjourn the meeting to June 28, 2023, the deadline for submission of Public Shares for redemption will be extended to 5:00 p.m. Eastern Time on June 26, 2023.

Clarification of Record Date. The Company clarifies that the Record Date for determining TKB shareholders entitled to receive notice of and vote at the Extraordinary General Meeting is June 9, 2023. Only holders of record of Ordinary Shares on the Record Date are entitled to have their votes counted at the Extraordinary General Meeting or any adjournment thereof. On the Record Date, there were 11,216,704 issued and outstanding Ordinary Shares, of which 5,466,704 were Public Shares and 5,750,000 were Founder Shares. TKB’s warrants do not have voting rights.

Except as set forth herein, all other information in the Proxy Statement remains unchanged. If you have previously-submitted a proxy or tendered your shares for redemption in accordance with the procedures set forth in the Proxy Statement and you do not wish to make any changes, you do not need to do anything further.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the Extraordinary General Meeting, please complete, date, sign and return the proxy card mailed to you with the Proxy Statement without delay, or submit your proxy through the internet as promptly as possible in order to ensure your representation at the Extraordinary General Meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to participate in the Extraordinary General Meeting in person. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Extraordinary General Meeting, you must obtain a proxy issued in your name from that holder of record. Only stockholders of record at the close of business on the Record Date may vote at the Extraordinary General Meeting or any adjournment or postponement thereof.

This Proxy Supplement is Dated June 26, 2023

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